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EXHIBIT 11 - STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

EDAC TECHNOLOGIES CORPORATION

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


                                           Years Ended December 31,
                                   ----------------------------------------

                                       1997          1996          1995
                                   -----------   -----------   ------------
Basic:
  Weighted average
    shares outstanding               3,806,015     3,694,568     3,628,151

   Net income (loss)               $ 1,696,148   $     7,077   $(1,083,219)


   Net income (loss) per share            $.45          $.00         $(.30)
                                   ===========   ===========   ===========



Diluted:
  Weighted average
    shares outstanding               3,806,015     3,694,568     3,628,151
  Net effect of dilutive stock
   options based on the treasury
   stock method using average
   market price                        174,118       105,623          --

                                   -----------   -----------   -----------

                  Total              3,980,133     3,800,191     3,628,151
                                   ===========   ===========   ===========


   Net income (loss)               $ 1,696,148   $     7,077   $(1,083,219)


   Net income (loss) per share            $.43          $.00         $(.30)
                                   ===========   ===========   ===========

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